Exhibit 99.1

Microbot Medical Initiates Search for U.S. Clinical Sites for the LIBERTY ® Robotic System

HINGHAM, Mass., December 22, 2021 – Microbot Medical Inc. (Nasdaq: MBOT) announced that it has and will continue to implement key initiatives that will prepare the LIBERTY® Robotic System for commercialization. In conjunction with recently announced design freeze, Dr. Eyal Morag, Microbot’s Chief Medical Officer, traveled to the United States to establish a clinical infrastructure with multiple sites and leading physicians for the commencement of a human clinical trial, which is expected to commence in the second half of 2022.

“Our actions reflect an inflection point in LIBERTY’s® developmental pathway and it is critical that we align our interests to ensure we successfully execute the value-enhancing catalysts in 2022, including the FDA pre-submission and the human clinical trial expected in the second half of 2022,” commented Dr. Eyal Morag, Microbot’s Chief Medical Officer. “My primary goal over the next few months is to leverage our resources and to educate the market on the clinical and economic benefits of the LIBERTY Robotic System to ensure future success in commercialization.”

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, focused primarily on both natural and artificial lumens within the human body. Microbot’s current proprietary technological platforms provide the foundation for the development of a Multi Generation Pipeline Portfolio (MGPP).

Microbot Medical was founded in 2010 by Harel Gadot, Prof. Moshe Shoham, and Yossi Bornstein with the goals of improving clinical outcomes for patients and increasing accessibility through the use of micro-robotic technologies. Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements pertaining to the registered direct offering, timing, the amount and anticipated use of proceeds and statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions and the satisfaction of customary closing conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTYTM and SCS, the outcome of its studies to evaluate LIBERTY, SCS and other existing and future technologies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michael Polyviou

EVC Group

mpolyviou@evcgroup.com

732-933-2754